                                                                  Exhibit (a)(8)



                                                                  25 August 1998


Not for release, publication or distribution in or into Canada, Australia or Japan.

                        MARSH & MCLENNAN COMPANIES, INC.

                             RECOMMENDED CASH OFFER

                                       FOR

                               SEDGWICK GROUP PLC

- Marsh & McLennan and Sedgwick announce a recommended cash offer to be made by J.P. Morgan and Donaldson, Lufkin & Jenrette on behalf of Marsh & McLennan for Sedgwick at 225 pence per Sedgwick Share and pound sterling 11.25 per Sedgwick ADS.

- The Offer values the entire issued share capital of Sedgwick at pound sterling 1,247 million.

- Sedgwick Shareholders (other than persons who are citizens or residents of the United States and certain other overseas shareholders) may elect to receive Loan Notes as an alternative to the cash consideration.

- The Offer represents a 57.9 per cent. premium over the closing middle-market price of a Sedgwick Share on 24 August 1998, the last business day prior to this announcement, and a multiple of 17.6 times Sedgwick's earnings per share for the year ended 31 December 1997.

-   Sedgwick Shareholders are entitled to the interim dividend of 3.0 pence
    (net) per Sedgwick Share.

- Marsh & McLennan expects that the acquisition will lead to enhanced shareholder value, and will be accretive to earnings from the year ending 31 December 2000.

- Directors of Sedgwick and certain other persons have irrevocably undertaken to accept the Offer in respect of their holdings of Sedgwick Securities, representing in aggregate 225,743,233 Sedgwick Shares, and representing 40.7 per cent. of Sedgwick's issued share capital.

- Sax Riley, Chairman of Sedgwick, and Rob White-Cooper, Chief Executive of Sedgwick, have been invited to join the Board of Marsh & McLennan upon the Offer becoming or being declared unconditional in all respects.

Commenting on the Offer, A.J.C. Smith, Chairman of Marsh & McLennan, said today:
"We believe the combination of Marsh & McLennan and Sedgwick will be beneficial for our clients, employees and shareholders. This transaction, which joins together two of the best-known names in risk and insurance services and consulting, will strengthen further our ability to meet the increasing global demand for


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
professional services. In particular, it will enable us to improve the breadth and quality of service to our clients while providing substantial operational efficiencies."

Sax Riley, Chairman of Sedgwick, said: "I am delighted that Sedgwick and Marsh & McLennan have come together to form the world's leading insurance broker and employee benefits consultancy and I look forward to working with Marsh & McLennan for the development of our business. The combination of our two groups, together with the retention of the Sedgwick brand name internationally, will enhance our global service and will offer our people new opportunities in a much enlarged group. This Offer represents good value for shareholders."

This summary should be read in conjunction with the full text of this announcement.

PRESS ENQUIRIES:

Marsh & McLennan
Barbara Perlmutter                                   +1 212 345 5585

J.P. Morgan
Terry Eccles                                         +44 171 600 2300
Edward J. Kelly                                      +1 212 483 2323

Donaldson, Lufkin & Jenrette
Cliff Hampton                                        +44 171 655 7500
Alison Carnwath                                      +1 212 892 7699

Cazenove                                             +44 171 588 2828
David Mayhew

Kekst & Company                                      +1 212 521 4800
James Fingeroth
Michael Freitag

Brunswick                                            +44 171 404 5959
Alison Hogan

Sedgwick                                             +44 171 377 3456
Sax Riley
Rob White-Cooper
Julia Fish

Rothschild                                           +44 171 280 5000
Richard Davey
Jonathan Eddis

CSFB                                                 +44 171 888 8888
Mark Seligman
Henry Lloyd

AN ANALYSTS' BRIEFING WILL TAKE PLACE AT 12 NOON TODAY, TUESDAY 25 AUGUST 1998, AT THE OFFICES OF J.P. MORGAN AT 60 VICTORIA EMBANKMENT, LONDON EC4Y 0JP.

J.P. Morgan and Donaldson, Lufkin & Jenrette, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Marsh & McLennan and no one else in connection with the Offer and will not be responsible to anyone other than Marsh & McLennan for providing the protections afforded to customers of J.P. Morgan and Donaldson, Lufkin & Jenrette nor for giving advice in relation to the Offer. Cazenove are acting as brokers to Marsh & McLennan in relation to the Offer.

Rothschild and CSFB, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Sedgwick and no one else in connection with the Offer and will not be responsible to anyone other than Sedgwick for providing the protections afforded to customers of Rothschild and CSFB nor for giving advice in relation to the Offer.

The Offer is not being made, directly or indirectly, in or into, Canada, Australia or Japan. Accordingly, neither copies of this announcement nor any related offering documents are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

The Loan Notes that may be issued pursuant to the Offer will not be listed on any stock exchange and have not been, and will not be, registered under the US Securities Act or under any relevant securities laws of any state of the United States and the relevant clearances will not be obtained from the regulatory authority of any province or territory of Canada. The Loan Notes are not being offered, sold or delivered, directly or indirectly, to US Persons or into Canada, Australia or Japan, or into any other jurisdiction if to do so would constitute a violation of relevant laws in such jurisdiction.

Marsh & McLennan cautions that certain forward looking statements contained in this announcement or other statements which may be made about the transaction, including, without limitation, the effect of the combination of Marsh & McLennan and Sedgwick on Marsh & McLennan's earnings and cash flows, are qualified by important factors that could cause actual operating results to differ materially from those described herein or any such statements, including, among others, the following: (i) unanticipated events and circumstances may occur rendering the transaction less beneficial to Marsh & McLennan than projected; (ii) Marsh & McLennan and Sedgwick face intense competition in their markets, and there is, accordingly, no guarantee that after consummation of the transaction Marsh & McLennan will achieve the expected financial and operating results and synergies; and (iii) the ability of Marsh & McLennan and Sedgwick to integrate successfully their operations and thereby achieve the anticipated cost savings and be in a position to take advantage of potential opportunities for growth. Results actually achieved thus may differ materially from the expected results described herein or any such statements.

25 August 1998

Not for release, publication or distribution in or into Canada, Australia or Japan.


                        MARSH & MCLENNAN COMPANIES, INC.

                             RECOMMENDED CASH OFFER

                                       FOR

                               SEDGWICK GROUP PLC

INTRODUCTION

The Boards of Marsh & McLennan and Sedgwick announce that they have reached agreement on the terms of a recommended cash offer to be made by J.P. Morgan and Donaldson, Lufkin & Jenrette, on behalf of Marsh & McLennan, to acquire the whole of the issued and to be issued share capital of Sedgwick.

The Offer of 225 pence for each Sedgwick Share and pound sterling 11.25 for each Sedgwick ADS values the whole of the issued share capital of Sedgwick at pound sterling 1,247 million.

The directors of Sedgwick and certain other persons have irrevocably undertaken to accept the Offer in respect of their holdings of Sedgwick Securities, representing in aggregate 225,743,233 Sedgwick Shares, and representing 40.7 per cent. of Sedgwick's issued share capital.

The definition of certain expressions used in this announcement are contained in Appendix III.

SEDGWICK RECOMMENDATION

The directors of Sedgwick, who have been so advised by Rothschild and CSFB, consider the terms of the Offer to be fair and reasonable and have resolved to recommend that Sedgwick Securityholders accept the Offer. In providing advice to the directors of Sedgwick, Rothschild and CSFB have taken into account the directors' commercial assessments. Irrevocable undertakings to accept, or procure the acceptance of, the Offer have been received from directors of Sedgwick in respect of their holdings of Sedgwick Securities.

THE OFFER

The Offer, which will be subject to the conditions and further terms set out in Appendix I and in the Offer Document, will be made on the following basis:

  for each Sedgwick Share                              225 pence in cash

  for each Sedgwick ADS                            pound sterling 11.25 in cash.

The Offer represents a premium of 57.9 per cent. over the closing middle-market price of a Sedgwick Share on the London Stock Exchange of 142.5 pence on 24 August 1998, the last business day prior


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
to this announcement. The Offer represents a multiple of 17.6 times Sedgwick's earnings per share of 12.8 pence for the year ended 31 December 1997. In addition, Sedgwick Shareholders who were on the register at the close of business on 21 August 1998 will be entitled to the interim dividend of 3.0 pence
(net) per Sedgwick Share.

THE LOAN NOTE ALTERNATIVE

Accepting Sedgwick Shareholders (other than persons who are citizens or residents of the United States and certain other overseas shareholders) will be entitled to elect to receive Loan Notes to be issued by Marsh & McLennan instead of some or all of the cash consideration which would otherwise be receivable under the Offer on the following basis:

   for every pound sterling 1 of cash consideration under the Offer pound sterling 1 nominal of Loan Notes.

The Loan Notes will bear interest at a rate of one half of one per cent. below LIBOR and payable six monthly in arrears. The Loan Notes will be transferable, but no application will be made for them to be listed or dealt in on any stock exchange. The Loan Notes will be redeemable at the holder's option on 31 December 1999 and six monthly thereafter until redemption.

J.P. Morgan has advised that, in its opinion, based on current market conditions, the value of the Loan Notes, if they had been in issue on 24 August 1998, would have been approximately 98.5 pence per pound sterling 1 in nominal value.

If valid elections for the Loan Note Alternative have not been received in respect of at least pound sterling 5 million nominal value of Loan Notes by the time the Offer becomes or is declared unconditional in all respects no Loan Notes will be issued, and Sedgwick Shareholders who have elected for the Loan Note Alternative will then receive cash in accordance with the terms of the Offer.

The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional in all respects, and will remain open for election for so long as the Offer remains open for acceptance. A summary of the principal terms of the Loan Notes is set out in Appendix II.

REASONS FOR THE OFFER

As one of the world's leading providers of professional services, Marsh & McLennan is confident that its chosen strategies in risk and insurance services, investment management and consulting will continue to yield strong results for the future. Consistent with these strategies, Marsh & McLennan is determined to pursue opportunities which it believes will allow it to enhance further the service it offers its clients and to increase its operational efficiencies, together leading to greater shareholder value. The Board of Marsh & McLennan believes that the acquisition of Sedgwick will provide such opportunities.

Marsh & McLennan seeks to benefit from growing demand worldwide for professional services, through a combination of businesses, depth of services and breadth of global professional capabilities through which to serve clients. Marsh & McLennan expects that the addition of Sedgwick to its portfolio of businesses will position it to achieve these objectives. Marsh & McLennan believes that the acquisition will give it an opportunity to expand in two out of its three business areas, risk and insurance services and consulting, which it expects to provide strong future growth and to contribute to earnings.



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
Sedgwick is the largest independent European-based broker and the third largest broker in the world, with a recognised brand name, particularly in the United Kingdom, continental Europe and Asia Pacific, excellent professional staff and operations, and a substantial client base. In the United Kingdom, a combination with Sedgwick increases Marsh & McLennan's presence and provides Marsh & McLennan with access to Sedgwick's important client base. In the United States, the transaction expands Marsh & McLennan's activities in a number of areas. Sedgwick is well positioned in continental European markets such as Belgium, the Netherlands, Italy and the Scandinavian countries. Marsh & McLennan expects that the acquisition of Sedgwick will strengthen its position in Asia Pacific markets such as Hong Kong and Singapore, as well as providing it with a well-established business in South Africa. Accordingly, Marsh & McLennan currently intends to retain the Sedgwick brand name in various relevant marketplaces throughout the world.

Sedgwick Noble Lowndes is among the world's leading employee benefits consulting firms, with operations in the United States, the United Kingdom and elsewhere and Marsh & McLennan expects that, together with Marsh & McLennan's consulting firm Mercer Consulting Group, Inc., it will provide growth opportunities.

The Offer provides an opportunity for the Sedgwick Group to compete more effectively in the increasingly competitive insurance services business as part of a larger international group. The Board of Marsh & McLennan expects that substantial benefits will arise from being able to offer Sedgwick's clients a much broader range of products.

In addition, a combination of the two companies would provide an opportunity further to increase earnings through the realisation of significant consolidation savings from combining operations. Marsh & McLennan believes that the combination will also allow increased operational efficiency across their businesses, leading to stronger service to clients and therefore to enhanced shareholder value. Marsh & McLennan expects the acquisition to be accretive to earnings from the year ending 31 December 2000.

MANAGEMENT AND EMPLOYEES

Whilst there will inevitably be redundancies in the course of the consolidation of the two businesses, Marsh & McLennan attaches great importance to the skills and experience of the management and employees of Sedgwick and believes that the career opportunities available will be enhanced as a result of being part of the Marsh & McLennan organisation. Marsh & McLennan has agreed to put in place incentive arrangements for key Sedgwick employees, including certain executive directors, to enable them to participate in the performance of the combined group.

Marsh & McLennan has given assurances to the Board of Sedgwick that the existing employment rights, including pension rights and entitlements under the existing employment related policies adopted by Sedgwick, of all present directors, management and employees of Sedgwick will be honoured.

Sax Riley, Chairman of Sedgwick, and Rob White-Cooper, Chief Executive of Sedgwick, have been invited to join the Board of Marsh & McLennan upon the Offer becoming or being declared unconditional in all respects. Rob White-Cooper will be chairman of those insurance broking activities which operate principally outside the Americas. In addition, Marsh & McLennan has agreed that the heads of Sedgwick's broking businesses in Asia Pacific, continental Europe and North America, as well as the head of Sedgwick Noble Lowndes, will hold positions of influence in the new organisation.



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
OPTIONS UNDER THE SEDGWICK SHARE OPTION SCHEMES

The Offer will extend to the holders of any Sedgwick Securities which are unconditionally allotted or issued while the Offer remains open for acceptance (or such earlier date as Marsh & McLennan may, subject to the City Code, determine) including any Sedgwick Shares unconditionally allotted or issued pursuant to the exercise of Options under the Sedgwick Share Option Schemes.

Appropriate proposals, which will include a cash cancellation, will, in due course, be put to Optionholders who do not, or who are unable to, exercise the Options granted to them under the Sedgwick Share Option Schemes.

SEDGWICK CONVERTIBLE BONDS

It is intended that appropriate proposals will be put to holders of Sedgwick Convertible Bonds at the time of posting the Offer Document.

FURTHER DETAILS OF THE OFFER

The Sedgwick Securities will be acquired by Marsh & McLennan under the Offer fully paid and free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain in full all dividends and other distributions declared, made or paid hereafter, save that Sedgwick Shareholders will be entitled to receive and retain the interim dividend of 3.0 pence (net) per Sedgwick Share to be paid in respect of the year ended 31 December 1998, irrespective of whether or not the Offer becomes unconditional.

IRREVOCABLE UNDERTAKINGS

Irrevocable undertakings to accept, or procure the acceptance of, the Offer have been received from directors of Sedgwick in respect of securities representing 2,054,394 Sedgwick Shares, and from:

- Phillips & Drew Fund Management Limited in respect of 122,955,977 Sedgwick Shares;

- Schroder Investment Management (UK) Limited in respect of 76,732,862 Sedgwick Shares; and

- Silchester International Investors Limited in respect of 24,000,000 Sedgwick Shares.

Accordingly, Marsh & McLennan has received irrevocable undertakings to accept the Offer in respect of securities representing a total of 225,743,233 Sedgwick Shares, and representing in aggregate 40.7 per cent. of Sedgwick's issued share capital.

The irrevocable undertakings to accept the Offer given by Phillips & Drew Fund Management Limited, Schroder Investment Management (UK) Limited and Silchester International Investors Limited will cease to be binding in the event that a competing offer is made for Sedgwick at a price of not less than 250.5 pence per Sedgwick Share, or if the Offer lapses or is withdrawn. All other irrevocable undertakings to accept the Offer will continue to be binding in the event of a competing offer being made for Sedgwick by a third party unless the Offer lapses or is withdrawn.



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
HOLDINGS IN SEDGWICK SECURITIES

Neither Marsh & McLennan, nor any of its directors nor, so far as Marsh & McLennan is aware, any person acting in concert with Marsh & McLennan, owns or controls any Sedgwick Securities or has any option to acquire any further Sedgwick Securities, or has entered into any derivative referenced to securities of Sedgwick which remains outstanding or (other than as disclosed above) has received any irrevocable commitment to accept the Offer.

INFORMATION ON SEDGWICK

Sedgwick is one of the world's leading consulting, insurance and reinsurance groups, operating in 70 countries from over 290 offices. The company has particular expertise in risk management and employee benefits.

For the year ended 31 December 1997 the Sedgwick Group reported profit before tax of pound sterling 101 million on turnover of pound sterling 975 million and, as at 31 December 1997, the Sedgwick Group had net assets of pound sterling 200 million. As at 31 December 1997, Sedgwick and its subsidiaries employed approximately 15,985 employees.

Based on a closing price of 142.5 pence on 24 August 1998 (the last business day prior to the announcement of the Offer), the market capitalisation of Sedgwick was pound sterling 790 million.

INFORMATION ON MARSH & MCLENNAN

Marsh & McLennan is a professional services firm providing risk and insurance services, investment management and consulting. Marsh & McLennan, with over 36,000 employees worldwide (as at 6 March 1998), provides analysis, advice and transactional capabilities to clients in over one hundred countries.

For the year ended 31 December 1997, Marsh & McLennan generated revenues of US$6,009 million and income before taxes of US$662 million. As at 31 December 1997, Marsh & McLennan had net assets, on a US GAAP accounting basis, of US$3,199 million.

Marsh & McLennan's common stock is listed on the New York, Chicago, Pacific and London stock exchanges. As at the close of trading on the New York Stock Exchange on 24 August 1998, Marsh & McLennan had a market capitalisation of US$14.5 billion.

GENERAL

(a) The Offer will be subject to the applicable requirements of both the City Code and US federal securities laws, except to the extent that exemptive relief from the US federal securities laws has been granted by the SEC.

(b) The availability of the Offer to persons not resident in the UK or the US may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the UK or the US should inform themselves about and observe any applicable requirements.

(c) The Offer Document will be posted to Sedgwick Securityholders as soon as practicable.


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
(d) The Offer will be open for at least 20 Business Days from the date of the Offer Document.

(e) It is Marsh & McLennan's intention, following the Offer becoming or being declared unconditional in all respects and subject to applicable requirements of the Chicago, London, New York and Pacific stock exchanges, that Sedgwick should apply to those exchanges for the Sedgwick Securities to be delisted. Delisting would significantly reduce the liquidity and marketability of any Sedgwick Securities not assented to the Offer.

(f) This announcement does not constitute an invitation to purchase any securities.


J.P. Morgan and Donaldson, Lufkin & Jenrette, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Marsh & McLennan and no one else in connection with the Offer and will not be responsible to anyone other than Marsh & McLennan for providing the protections afforded to customers of J.P. Morgan and Donaldson, Lufkin & Jenrette nor for giving advice in relation to the Offer. Cazenove are acting as brokers to Marsh & McLennan in relation to the Offer.

Rothschild and CSFB, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Sedgwick and no one else in connection with the Offer and will not be responsible to anyone other than Sedgwick for providing the protections afforded to customers of Rothschild and CSFB nor for giving advice in relation to the Offer.

The Offer is not being made, directly or indirectly, in or into, Canada, Australia or Japan. Accordingly, neither copies of this announcement nor any related offering documents are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

The Loan Notes that may be issued pursuant to the Offer will not be listed on any stock exchange and have not been, and will not be, registered under the US Securities Act or under any relevant securities laws of any state of the United States and the relevant clearances will not be obtained from the regulatory authority of any province or territory of Canada. The Loan Notes are not being offered, sold or delivered, directly or indirectly, to US Persons or into Canada, Australia or Japan, or into any other jurisdiction if to do so would constitute a violation of relevant laws in such jurisdiction.

Marsh & McLennan cautions that certain forward looking statements contained in this announcement or other statements which may be made about the transaction, including, without limitation, the effect of the combination of Marsh & McLennan and Sedgwick on Marsh & McLennan's earnings and cash flows, are qualified by important factors that could cause actual operating results to differ materially from those described herein or any such statements, including, among others, the following: (i) unanticipated events and circumstances may occur rendering the transaction less beneficial to Marsh & McLennan than projected; (ii) Marsh & McLennan and Sedgwick face intense competition in their markets, and there is, accordingly, no guarantee that after consummation of the transaction Marsh & McLennan will achieve the expected financial and operating results and synergies; and (iii) the ability of Marsh & McLennan and Sedgwick to integrate successfully their operations and thereby achieve the anticipated cost savings and be in a position to take advantage of potential opportunities for growth. Results actually achieved thus may differ materially from the expected results described herein or any such statements.

                                                                     APPENDIX I



                             CONDITIONS OF THE OFFER


The Offer, which will be made by J.P. Morgan and Donaldson, Lufkin & Jenrette on behalf of Marsh & McLennan, will comply with the applicable rules and regulations of the London Stock Exchange and the City Code and with US federal securities laws (except to the extent that exemptive relief has been granted by the SEC). In addition, the Offer will be governed by English law and will be subject to the jurisdiction of the courts of England and to the terms and conditions set out in the Offer Document and related Acceptance Forms.

The Offer will be subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time) on the first closing date of the Offer (or such later time(s) and/or date(s) as Marsh & McLennan may, with the consent of the Panel or in accordance with the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lower percentage as Marsh & McLennan may decide) in nominal value of the Sedgwick Securities to which the Offer relates, provided that this condition will not be satisfied unless Marsh & McLennan and/or its wholly-owned subsidiaries shall have acquired or agreed (unconditionally or subject only to conditions which will be fulfilled upon the Offer becoming or being declared unconditional in all respects) to acquire (whether pursuant to the Offer or otherwise) Sedgwick Securities carrying, in aggregate, more than 50 per cent. of the voting rights then normally exercisable at general meetings of Sedgwick, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Sedgwick Securities that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and, for this purpose:

         (i) the expression "Sedgwick Securities to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act 1985;

         (ii) Sedgwick Securities which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon their being entered in the register of members of Sedgwick; and

         (iii) valid acceptances shall be treated as having been received in respect of any Sedgwick Securities which Marsh & McLennan shall, pursuant to section 429(8) of the Companies Act 1985, be treated as having acquired or contracted to acquire by virtue of acceptances of the Offer, provided that, unless Marsh & McLennan otherwise determines, this condition (a) can only be treated as satisfied at a time when all of the other conditions in paragraphs (b) to (i) inclusive are either satisfied or (if capable of waiver) waived;

(b) no Relevant Authority having intervened in a manner which would or might reasonably be expected to:

         (i) make the Offer, its implementation or the acquisition or proposed acquisition by Marsh & McLennan or any member of the Wider Marsh & McLennan Group of any shares or other securities in, or control of, Sedgwick void, illegal and/or unenforceable in or under the laws of any relevant jurisdiction, or otherwise directly or indirectly restrain, prevent, prohibit, materially restrict or materially delay the Offer or such acquisition or impose additional materially adverse conditions or obligations with respect to the Offer or such acquisition, or otherwise materially impede, challenge or interfere with the Offer or such acquisition, or require material amendment to the terms of the Offer or the proposed acquisition of any Sedgwick Securities or the acquisition of control of Sedgwick by Marsh & McLennan;

         (ii) require, prevent or delay the divestiture by any member of the Wider Marsh & McLennan Group of any shares or other securities (or the equivalent) in Sedgwick where the same is materially adverse to the Marsh & McLennan Group;

         (iii) require, prevent or delay the divestiture by any member of the Wider Marsh & McLennan Group or by any member of the Wider Sedgwick Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct any of their respective businesses or to own any of their respective assets or properties or any part thereof (in any case, to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as appropriate, taken as a whole);

         (iv) impose any limitation on, or result in a delay in, the ability of any member of the Wider Marsh & McLennan Group or any member of the Wider Sedgwick Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Marsh & McLennan Group or any member of the Wider Sedgwick Group (in any such case, to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole);

         (v) require any member of the Wider Marsh & McLennan Group or the Wider Sedgwick Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of the Wider Marsh & McLennan Group or any member of the Wider Sedgwick Group owned by any third party, in any such case, to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole;

         (vi) impose any limitation on the ability of any member of the Wider Marsh & McLennan Group or any member of the Wider Sedgwick Group to integrate or co-ordinate its business, or any material part of it, with the businesses of any other member of the Wider Marsh & McLennan Group or the Wider Sedgwick Group (in each case, to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole);

         (vii) result in any member of the Wider Marsh & McLennan Group or the Wider Sedgwick Group ceasing to be able to carry on business under any name under which it presently does so (the consequences of which would be material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole);

         (viii) otherwise adversely affect any or all of the businesses, assets, profits or prospects of any member of the Wider Sedgwick Group or any member of the Wider Marsh & McLennan Group (to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole);

         and all applicable waiting and other time periods during which any Relevant Authority could intervene in such a way under the laws of any relevant jurisdiction having expired, lapsed or been terminated;

(c)      without limitation to condition (b) above:

         (i) the European Commission indicating in terms satisfactory to Marsh & McLennan that it does not intend to initiate proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 (the "Regulation") in respect of the proposed acquisition of Sedgwick by Marsh & McLennan or any matters arising therefrom (the "Merger") and that in any event there will not be a referral to a competent authority or a dealing with the Merger by the European Commission pursuant to Article 9(3) of the Regulation; and

         (ii) all necessary filings having been made and all or any applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act 1976 and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the proposed acquisition of Sedgwick by Marsh & McLennan, or any matters arising therefrom;

(d)      without limitation to condition (b) above:

         (i) the consent of the HM Treasury ("HMT") having been obtained, in terms reasonably satisfactory to Marsh & McLennan, to the new controllers (having the definition ascribed in section 96C of the Insurance Companies Act 1982) of any relevant regulated member of the Sedgwick Group or all applicable waiting periods having expired without HMT having served any notice of objection in relation to any of the new controllers of any relevant regulated member of the Sedgwick Group;

         (ii) the consent of The Society and Corporation of Lloyd's ("Lloyd's") having been obtained, in terms reasonably satisfactory to Marsh & McLennan, to the new controllers (having the definition ascribed in the Lloyd's Brokers Byelaw (No.5 of 1998) as amended) of the companies within the Sedgwick Group which are registered with Lloyd's as brokers;

         (iii) the consent of Lloyd's having been obtained, in terms reasonably satisfactory to Marsh & McLennan, to the new controllers (having the definition ascribed in The Underwriting Agents Byelaw (No.4 of 1984) as amended) of the companies within the Sedgwick Group which are registered with Lloyd's as underwriting agents;

         (iv) appropriate notifications of the proposed change of control of each relevant company within the Sedgwick Group having been made to Lloyd's and/or to the Insurance Brokers Registration Council (as appropriate);

         (v) each of the Personal Investment Authority Limited ("PIA") and The Securities and Futures Authority Limited ("SFA") having confirmed, in terms reasonably satisfactory to Marsh & McLennan, that it has no objection to the change of control of each relevant company within the Sedgwick Group or all applicable waiting periods during which the PIA or the SFA (as the case may be) could raise any enquiries and/or objections to the proposed change of control having expired;

         (vi) if relevant, the Treasurer of the Commonwealth of Australia (the "Treasurer") becoming precluded under section 25 of the Foreign Acquisitions and Takeovers Act 1975 (the "Act") from being empowered to make an order under Part II of the Act in relation to the Offer, or the issue by or on behalf of the Treasurer of a notice in writing under the Act indicating, in terms reasonably satisfactory to Marsh & McLennan, that he has no objection to the proposed acquisition of Sedgwick pursuant to the Offer;

         (vii) all necessary notifications and filings having been made, all necessary waiting and other time periods under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case in connection with the Offer or the acquisition of any shares or other securities (or the equivalent) in, or control of, Sedgwick or any other member of the Wider Sedgwick Group by any member of the Wider Marsh & McLennan Group; and

         (viii) all Authorisations necessary in any relevant jurisdiction for or in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Sedgwick or any other member of the Wider Sedgwick Group by any member of the Wider Marsh & McLennan Group or the carrying on by any member of the Wider Sedgwick Group of its business (where the absence of such Authorisations would be expected to have an adverse effect which is material to the Wider Sedgwick Group) having been obtained, in terms and in a form reasonably satisfactory to Marsh & McLennan, from all appropriate Relevant Authorities and all such Authorisations remaining in full force and effect at the time when the Offer becomes otherwise unconditional in all respects and there being no notice or intimation of any intention to revoke or not to renew any of the same;

(e) there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider Sedgwick Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any circumstance, which, in each case as a consequence of the Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Sedgwick or any other member of the Wider Sedgwick Group by any member of the Wider Marsh & McLennan Group or otherwise, could or might reasonably be expected to result in (to an extent which would be material in the context of the Wider Sedgwick Group taken as a whole):

         (i) any monies borrowed by or any other indebtedness or liabilities, actual or contingent, of, or grant available to, any member of the Wider Sedgwick Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated repayment date, or the ability of any member of the Wider Sedgwick Group to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn;

         (ii) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Sedgwick Group or any such mortgage, charge or other security interest becoming enforceable;

         (iii) any such arrangement, agreement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider Sedgwick Group thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

         (iv) any asset or interest of any member of the Wider Sedgwick Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, in each case otherwise than in the ordinary course of business;

         (v) any member of the Wider Sedgwick Group ceasing to be able to carry on business under any name under which it presently does so;

         (vi) the creation of liabilities actual or contingent by any such member, otherwise than in the ordinary course of business;

         (vii) the rights, liabilities or interests of any member of the Wider Sedgwick Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, adversely modified or affected; or

         (viii) the financial or trading position of any member of the Wider Sedgwick Group being adversely prejudiced or affected;

         and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, could result in any of the events or circumstances which are referred to in paragraphs (i) to (viii) of this condition (e) in any case where such result would be material in the context of the Wider Sedgwick Group taken as a whole;

(f) since 31 December 1997 and except as disclosed in Sedgwick's annual report and accounts for the year then ended or as disclosed in the interim statement of Sedgwick for the six months ended on 30 June 1998 or as otherwise publicly announced by Sedgwick (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange) prior to 25 August 1998, no member of the Wider Sedgwick Group having:

         (i) issued or agreed to issue additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Sedgwick and wholly-owned subsidiaries of Sedgwick and except for any options granted under the Sedgwick Share Option Schemes prior to 25 August 1998);

         (ii) recommended, declared, paid or made any bonus, dividend or other distribution (save as between Sedgwick and wholly-owned subsidiaries of Sedgwick) whether in cash or otherwise;

         (iii) made or committed to make any change in its share or (save as between Sedgwick and wholly-owned subsidiaries of Sedgwick) loan capital;

         (iv) merged with or demerged or acquired any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or (other than in the ordinary course of business) any right, title or interest in any material assets (including shares and trade investments) (other than in the ordinary course of business), which is material in the context of the Wider Sedgwick Group taken as a whole;

         (v) issued or agreed to issue any debentures or (save in the ordinary course of business) incurred or increased any indebtedness or contingent liability (save as between Sedgwick and wholly-owned subsidiaries of Sedgwick);

         (vi) purchased, redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital, which is material in the context of the Wider Sedgwick Group taken as a whole;

         (vii) entered into or varied any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

                  (A) is of a long term, onerous or unusual nature or magnitude;
                      or

                  (B) could reasonably be expected to be restrictive on the business of any member of the Wider Sedgwick Group or any member of the Wider Marsh & McLennan Group; or

                  (C) involves or would involve an obligation of a long term, onerous or unusual nature or magnitude or which could be restrictive on the business of any member of the Wider Sedgwick Group or any member of the Wider Marsh & McLennan Group;

             in each case, which is material in the context of the Wider Sedgwick Group taken as a whole;

         (viii) entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract with any of the directors or senior executives of Sedgwick or, to an extent which is material in the context of the Wider Sedgwick Group taken as a whole, of any member of the Wider Sedgwick Group;

         (ix) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition (not of a frivolous or vexatious nature) presented for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction and which is material in the context of the Wider Sedgwick Group taken as a whole;

         (x) been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business and which is material in the context of the Wider Sedgwick Group taken as a whole;

         (xi) waived or compromised any claim which is material in the context of the Wider Sedgwick Group taken as a whole;

         (xii) made any alteration to its memorandum or articles of association, or other incorporation documents; or

         (xiii) entered into any agreement, contract or commitment or made any offer (which remains open for acceptance) with respect to any of the transactions, matters or events referred to in this condition (f);

(g) since 31 December 1997 and except as disclosed in Sedgwick's annual report and accounts for the year then ended or as disclosed in the interim statement of Sedgwick for the six months ended on 30 June 1998 or as otherwise publicly announced by Sedgwick (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange) prior to 25 August 1998:

         (i) there having been no adverse change or deterioration in the business, assets, financial or trading position or profits or assets of any member of the Wider Sedgwick Group which is (in the aggregate) material in the context of the Wider Sedgwick Group taken as a whole;

         (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Sedgwick Group is or may become a party (whether as plaintiff or defendant or otherwise) or any investigation (save as a result of the Offer) by any Relevant Authority having been threatened, announced or instituted by or against or in respect of any member of the Wider Sedgwick Group or remaining outstanding against or in respect of any member of the Wider Sedgwick Group which, in any such case, is material in the context of the Wider Sedgwick Group taken as a whole;

         (iii) no contingent or other liability having arisen or become apparent or increased which would or could reasonably be expected materially and adversely to affect the Wider Sedgwick Group taken as a whole; and

         (iv) there having been no inquiry or investigation (save as a result of the Offer) by, or complaint, or reference to, any Relevant Authority of a material nature to Sedgwick in respect of any member of the Wider Sedgwick Group and no such enquiry, investigation, complaint or reference having been threatened, announced, implemented, instituted or remaining outstanding which, in any such case, is material in the context of the Wider Sedgwick Group taken as a whole;

(h) Marsh & McLennan not having discovered:

         (i) that any financial or business or other information concerning the Wider Sedgwick Group disclosed at any time by or on behalf of any member of the Wider Sedgwick Group, whether publicly, to any member of the Wider Marsh & McLennan Group or otherwise, is misleading or contains a misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading in any case which has not subsequently been corrected by such disclosure and, in any case, to an extent which is material in the context of the Wider Sedgwick Group taken as a whole; or

         (ii) that any member of the Wider Sedgwick Group or partnership, company or other entity in which any member of the Wider Sedgwick Group has an interest and which is not a subsidiary undertaking of Sedgwick is subject to any liability (contingent or otherwise) which is not disclosed in Sedgwick's annual report and accounts for the financial year ended 31 December 1997 or as disclosed in the interim statement for the six months ended 30 June 1998 or as otherwise publicly announced by Sedgwick (by delivery of an announcement to the Company Announcements Office of the London Stock Exchange) prior to 25 August 1998 and which is material in the context of the Wider Sedgwick Group taken as a whole;

(i) Marsh & McLennan not having discovered:

         (i) that any past or present member of the Wider Sedgwick Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters, or that there has otherwise been any such disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which, in any such case, would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Sedgwick Group which would be material in the context of the Wider Sedgwick Group taken as a whole;

         (ii) that there is, or is likely to be, any liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Sedgwick Group or in which any such member may have or previously have had or be deemed to have had an interest under any environmental legislation, regulation, notice, circular or order of any relevant authority or Relevant Authority or otherwise, which, in any such case, would be material in the context of the Wider Sedgwick Group taken as a whole; or

         (iii) that circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Wider Sedgwick Group which, in any such case, would be material in the context of the Wider Sedgwick Group taken as a whole.

For the purpose of these conditions:

(a) "Relevant Authority" means any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, administrative or investigative body, authority (including any national anti-trust or merger control authorities), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction;

(b) a Relevant Authority shall be regarded as having "intervened" if it has decided to take, institute, implement or threaten any action, proceedings, suit, investigation, inquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything and "intervene" shall be construed accordingly;

(c) "Authorisations" means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, permissions, exemptions and approvals;

(d) "the Wider Sedgwick Group" means Sedgwick and its subsidiary undertakings and any other undertakings in which Sedgwick and such undertakings (aggregating their interests) have a substantial interest and "the Wider Marsh & McLennan Group" means Marsh & McLennan and its subsidiary undertakings and any other undertakings in which Marsh & McLennan and such undertakings (aggregating their interests) have a substantial interest and, for these purposes, "subsidiary undertaking" and "undertaking" have the meanings given by the Companies Act 1985 and "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

Subject to the requirements of the Panel, Marsh & McLennan reserves the right to waive all or any of the above conditions, in whole or in part, except condition
(a).

Conditions (b) to (i) (inclusive) must be fulfilled or (if capable of waiver) waived by midnight on the 21st day after the later of the first closing date of the Offer and the date on which condition (a) is fulfilled or is declared fulfilled (or, in each case, such later date as the Panel may agree), failing which the Offer will lapse. Marsh & McLennan shall be under no obligation to waive (if capable of waiver) or treat as fulfilled any of conditions (b) to (i) (inclusive) by a date earlier than the latest date specified above for the fulfilment thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

Marsh & McLennan will not invoke any of the conditions (e) to (i) (inclusive) in relation to circumstances which would otherwise give rise to the right to invoke such condition where there has been fair disclosure of such circumstances to Marsh & McLennan or its advisers by or on behalf of Sedgwick prior to 25 August 1998.

If Marsh & McLennan is required by the Panel to make an offer for Sedgwick Securities under the provisions of Rule 9 of the Code, Marsh & McLennan may make such alterations to the conditions of the Offer, including condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the

Regulation before, in each case, the later of 3.00 p.m. on the first closing date of the Offer and the date when the Merger becomes or is declared unconditional as to acceptances.

If the Offer lapses, the Offer will cease to be capable of further acceptance and Sedgwick shareholders accepting the Offer and Marsh & McLennan shall upon the Offer lapsing cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

The Offer and all contracts arising under it will be governed by English law.

                                                                     APPENDIX II



                        PRINCIPAL TERMS OF THE LOAN NOTES


The Loan Notes will be created by a resolution of the board of directors of Marsh & McLennan (or a duly authorised committee thereof) and will be constituted by the Loan Note Instrument. The issue of the Loan Notes will be conditional on the Offer becoming or being declared unconditional in all respects. If valid elections for the Loan Note Alternative have not been received in respect of at least pound sterling 5 million Nominal value of Loan Notes by the time the Offer becomes or is declared unconditional in all respects, no Loan Notes will be issued, in which event all Sedgwick Shareholders accepting the Offer will receive cash in accordance with the terms of the Offer. The Loan Note Alternative is not available to any person who is a citizen or resident of the United States, Canada, Australia or Japan or certain other jurisdictions. The Loan Note Instrument will contain provisions, inter alia, to the effect set out below.

1.       FORM AND STATUS

The Loan Notes will be issued by Marsh & McLennan in amounts and integral multiples of pound sterling 1 and wilL constitute unsecured obligations of Marsh & McLennan. The Loan Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by Marsh & McLennan.

2.       INTEREST

(a) Interest on the Loan Notes will be payable (subject to any requirement to deduct tax therefrom) in arrears on 30 June and 31 December in each year (or, if such a day is not a business day, on the next following business day) ("interest payment dates") in respect of the interest periods (as defined below) at a rate calculated as provided in paragraph (b) below, except that the first payment of interest on the Loan Notes, which will be made on 31 December 1998, will be in respect of the period from (and including) the first date of issue of any of the Loan Notes to (and including) 31 December 1998. The period from (and including) the first date of issue of any of the Loan Notes to (and including) 31 December 1998 and the period from (but excluding) 31 December 1998, or any subsequent interest payment date, to (and including) the next following interest payment date, is referred to as an "interest period".

(b) The rate of interest on the Loan Notes for each interest period will be the rate per annum calculated by Marsh & McLennan to be one half of one per cent. below LIBOR at or about 11.00 a.m. on the first day of the relevant interest period or, if such a day is not a business day, on the next succeeding business day.

(c) If a rate of interest cannot be established in accordance with the provisions of this paragraph 2 for any interest period, then the rate of interest on the Loan Notes for such interest period shall be calculated by reference to such rate as Marsh & McLennan shall reasonably determine on the basis of quotations made for six month sterling deposits of similar size in any other appropriate inter-bank market or markets as Marsh & McLennan may reasonably select.

(d) Each instalment of interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed in the relevant interest period.

3.       REPAYMENT AND REDEMPTION

(a) A holder of Loan Notes ("Noteholder") shall be entitled to require Marsh & McLennan to repay the whole (whatever the amount) or any part (being pound sterling 100 nominal amount or any integral multiple thereof) of the principal amount of his holding of Loan Notes at par, together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) the date of repayment, on any interest payment date falling on or after 31 December 1999, by giving not less than 30 days' prior notice in writing to the Registrars accompanied by certificate(s) for all the Loan Notes to be repaid and a notice of redemption (duly completed) in the prescribed form endorsed on the Loan Notes to be repaid.

(b) If, at any time, the principal amount of the Loan Notes outstanding is 20 per cent. or less of the total nominal amount of Loan Notes which have been issued prior to that time, Marsh & McLennan shall have the right, on giving to the remaining Noteholders not less than 30 days' notice in writing expiring on 31 December 1999 or on any subsequent interest payment date, to redeem all (but not some only) of the Loan Notes at their principal amount together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) the date of redemption.

(c) Marsh & McLennan will have the right to redeem on any interest payment date the Loan Notes at par together with accrued interest up to (and including) the date of redemption (subject to any requirement to deduct tax therefrom) on 30 days' written notice to the Noteholders if Marsh & McLennan is advised by legal counsel that interest payable under the Loan Notes will fall to be treated as non-deductible for US federal income tax purposes due to a change in law after the date on which the Offer is made.

(d) Any Loan Notes not previously repaid, redeemed or purchased will be repaid in full at par on 31 December 2003 together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) that date.

(e) Each holder of the Loan Notes shall have the right to acquire (by subscription at nominal value of an amount up to or equal to such Noteholder's holding of Loan Notes, such amount to be payable in full on subscription) additional loan notes to be issued by a subsidiary of Marsh & McLennan ("Additional Notes") on terms and conditions substantially the same as those applicable to the Loan Notes, except as follows:

         (i) the rate of interest on the Additional Notes shall be one half of one per cent. below the rate per annum referred to in paragraph 2 above; and

         (ii) the Additional Notes shall not carry any rights to acquire additional securities.

(f) Each Noteholder shall be entitled to require all of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct any tax therefrom) immediately if:

         (i) any principal or interest on any of the Loan Notes held by that Noteholder shall not have been paid in full within 14 days after the due date for payment thereof;

         (ii) Marsh & McLennan commences a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto (the "Bankruptcy Code");

         (iii) an involuntary case is commenced against Marsh & McLennan and the petition is not controverted within 10 days or is not dismissed within 60 days after commencement of the case;

         (iv) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Marsh & McLennan;

         (v) Marsh & McLennan commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a "Conservator") of itself or all or any substantial proportion of its property) any other proceeding under any reorganisation, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to Marsh & McLennan;

         (vi) any such proceeding is commenced against Marsh & McLennan to the extent that such proceeding is consented to by such person or remains undismissed for a period of 60 days;

         (vii) Marsh & McLennan is adjudicated insolvent or bankrupt or an order of relief or other order approving any such case or proceeding is entered or Marsh & McLennan suffers any appointment of any Conservator or the like for it or any substantial part of its property which continues undischarged or unstated for a period of 60 days;

         (viii) Marsh & McLennan makes a general assignment for the benefit of creditors; or

         (ix) any corporate action is taken by Marsh & McLennan for the purpose of effecting any of the foregoing.

4.       PURCHASE OF LOAN NOTES

Marsh & McLennan will be entitled at any time to purchase any Loan Notes at any price by tender (available to all Noteholders alike), private treaty or otherwise by agreement with the relevant Noteholder(s).

5.       CANCELLATION

Any Loan Notes repaid or redeemed under paragraph 3 above or purchased under paragraph 4 above shall be cancelled and shall not be available for re-issue.

6.       SUBSTITUTION AND EXCHANGE

The Loan Note Instrument will contain provisions entitling Marsh & McLennan to substitute any other member of the Marsh & McLennan Group as the principal debtor under the Loan Notes, or to require Noteholders to exchange the Loan Notes for loan notes issued on the same terms, mutatis mutandis, by


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
one or more of such members provided that (a) Marsh & McLennan guarantees such member's obligations thereunder, and (b) Marsh & McLennan's right to require substitution by such member as a principal debtor will be exercisable only if prior clearance has been obtained from the Inland Revenue to the effect that the substitution will not be treated as a disposal of the Loan Notes for the purpose of United Kingdom taxation of chargeable gains. References to Marsh & McLennan in this summary except in (a) shall be construed to apply to the substitute or substitutes (if any) from time to time of Marsh & McLennan.

7.       MODIFICATIONS

The provisions of the Loan Note Instrument and the rights of the Noteholders will be subject to modification, abrogation or compromise in any respect with the sanction of an Extraordinary Resolution (as defined in the Loan Note Instrument) of the Noteholders, and the consent of Marsh & McLennan. Marsh & McLennan may amend the provisions of the Loan Note Instrument without such sanction or consent if such amendment is of a formal, minor or technical nature and is not materially adverse to Noteholders or is to correct a manifest error.

8.       REGISTRATION AND TRANSFER

The Loan Notes will be in registered form and transferable in amounts or integral multiples of pound sterling 100 provided that transfers will not be registered during the 21 days immediately preceding an interest payment date or while the register of Noteholders is closed.

9.       PRESCRIPTION

Noteholders will cease to be entitled to amounts in respect of interest which remain unclaimed for a period of five years and to amounts due in respect of principal which remain unclaimed for a period of ten years, in each case from the date on which the relevant payment first becomes due, and such amounts shall revert to Marsh & McLennan upon the giving of 30 days' written notice.

10.      RESTRICTIONS ON OWNERSHIP AND TRANSFER

The Loan Notes have not been and will not be registered under the US Securities Act and no steps have been taken to qualify the Loan Notes for distribution in any province or territory of Canada and no prospectus in relation to the Loan Notes has been, or will be, lodged with or registered by the Australian Securities Commission. Accordingly, unless an exemption under the US Securities Act or other applicable securities laws is available, the Loan Note Alternative is not available in the United States, Canada, Australia or Japan or to Restricted Overseas Persons and the Loan Notes may not be directly or indirectly offered, sold or delivered in or into the United States, Canada, Australia or Japan or to or for the account or benefit of any Restricted Overseas Persons.

For these purposes, "Restricted Overseas Person" means either a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, administrator or other legal representative) in or resident in the United States, Canada, Australia or Japan, or a US Person (as defined in Regulation S under the US Securities Act).

11.      NO LISTING


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No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.



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12.      GOVERNING LAW

The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with the laws of England.




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                                                                    APPENDIX III



DEFINITIONS


The following definitions apply throughout this announcement, unless the context requires otherwise:

"Acceptance Form"                   the Form of Acceptance and, in respect
                                    of Sedgwick ADS holders only, the letter of transmittal and the notice of guaranteed delivery to accompany the Offer Document.

"Business Day"                      any day, other than a Saturday or
                                    Sunday or a US federal holiday or UK Bank
                                    Holiday, and consisting of the time period from 12.01 a.m. until and including 12.00 midnight (New York City time).

"Cazenove"                          Cazenove & Co.

"City Code"                         the City Code on Takeovers and Mergers.

"CSFB"                              Credit Suisse First Boston (Europe) Limited.

"Donaldson, Lufkin & Jenrette"      Donaldson, Lufkin & Jenrette International.

"Exchange Act"                      the US Securities and Exchange Act of
                                    1934, as amended, and the rules and
                                    regulations promulgated thereunder.

"Form of Acceptance"                the Form of Acceptance, Authority and
                                    Election relating to the Offer for use by Sedgwick Shareholders.

"J.P. Morgan"                       Morgan Guaranty Trust Company of New York.

"LIBOR" the rate of interest determined on the basis of the arithmetic mean of the respective rates at which any two London clearing banks, selected by Marsh & McLennan, offer six-month pound sterling deposits of pound sterling 1,000,000 to leading banks in the London inter-bank market at or about 11 a.m. (London time) on the first business day of the relevant interest period as defined in paragraph 2 of Appendix II.

"Loan Notes"                        the unsecured loan notes to be issued by
                                    Marsh & McLennan as described in this
                                    announcement.

"Loan Note Alternative"             the alternative whereby Sedgwick
                                    Shareholders (other than persons who are citizens or residents of the United States and certain other overseas shareholders) validly accepting the Offer may elect to receive Loan Notes instead of all or part of the cash consideration to which they would otherwise be entitled under the Offer.


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
"Loan Note Instrument"              the loan note instrument constituting the
                                    Loan Notes.

"London Stock Exchange"             London Stock Exchange Limited.

"Marsh & McLennan"                  Marsh & McLennan Companies, Inc.

"Marsh & McLennan Group"            Marsh & McLennan and its subsidiaries and
                                    subsidiary undertakings.

"Offer"                             the recommended offer to be made by J.P.
                                    Morgan and Donaldson, Lufkin & Jenrette, on behalf of Marsh & McLennan, on the terms and conditions set out in this announcement and the Offer Document and the relevant Acceptance Form including, where the context requires, the Loan Note Alternative and any subsequent revision, variation, extension or renewal of such offer and such alternative for all the issued and to be issued Sedgwick Securities.

"Offer Document"                    any document containing the Offer.

"Optionholders"                     holders of Options.

"Options"                           options granted pursuant to the terms of the
                                    Sedgwick Share Option Schemes.

"Panel"                             the Panel on Takeovers and Mergers.

"Rothschild"                        NM Rothschild & Sons Limited.

"Sedgwick"                          Sedgwick Group plc.

"Sedgwick ADS"                      an American Depositary Share representing
                                    five Sedgwick Shares.

"Sedgwick Convertible Bonds"        the Sedgwick 7.25% Convertible Bonds 2008.

"Sedgwick Group"                    Sedgwick and its subsidiaries and subsidiary
                                    undertakings.

"Sedgwick Security"                 a Sedgwick Share or a Sedgwick ADS.

"Sedgwick Securityholder"           a holder of Sedgwick Shares or Sedgwick
                                    ADSs.

"Sedgwick Share"                    an ordinary share of 10 pence in the capital
                                    of Sedgwick.

"Sedgwick Share Option              the 1984 Executive Share Option Scheme, the
Schemes"                            1995 Executive Share Option Scheme,
                                    the 1984 Employee Savings-Related Share
                                    Options Scheme, the 1995 Employee
                                    Savings-Related Share Options Scheme and the
                                    1995 Overseas Savings-Related Share Options
                                    Scheme.

"Sedgwick Shareholder"              a holder of a Sedgwick Share.

"SEC"                               the United States Securities and Exchange
                                    Commission.


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
"subsidiary" and "subsidiary        have the meanings given by the Companies Act
undertaking"                        1985.


"UK" or "United Kingdom"            the United Kingdom of Great Britain and
                                    Northern Ireland.

"US" or "United States"             the United States of America, its
                                    possessions and territories, all areas
                                    subject to its jurisdiction or any
                                    subdivision thereof, any State of the United
                                    States and the District of Columbia.

"US$" or "US dollar"                the lawful currency of the United States.

"US Holder"                         (i) an individual who is a citizen or
                                    resident of the United States, (ii) a
                                    corporation or partnership created or
                                    organised in or under the laws of the US or any political subdivision thereof, (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust which is subject to the supervision of a court within the US and the control of a US fiduciary as described in section 7701(a) (30) of the Inland
                                    Revenue Code.

"US Persons"                        US persons as described in Regulation S of
                                    the US Securities Act.

"US Securities Act"                 the US Securities Act of 1933, amended, and
                                    the rules and regulations promulgated
                                    thereunder.

"pound sterling" or "pounds         the lawful currency of the United Kingdom.
sterling" or "pence"



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